Exhibit 10.27

RR DONNELLEY	Corporate Headquarters 111 South Wacker Drive Chicago, Illinois 60606

February 5, 2007

Miles McHugh

4059 Howard Ave

Western Springs, IL 60558

Dear Miles:

In recognition of your importance to R.R. Donnelley & Sons Company, its officers, directors, subsidiaries, affiliates, and successors, including but not limited to Moore Wallace North America, Inc. (“Donnelley” or “Company”) and to further the Company’s interests, we are pleased to offer you a new employment letter (“Agreement”). All prior agreements, are hereby superseded by this Agreement and are of no further force and effect. The terms of this Agreement are as follows:

You will continue to be employed by the Company as its SVP, Controller, and Chief Accounting Officer. We and you hereby acknowledge that your employment with the Company constitutes “at-will” employment and that either party may terminate your employment at any time upon written notice of termination within a reasonable period of time before the effective date of the termination. You will have the customary duties, responsibilities and authorities of such position. You will also receive such office, staffing and other assistance as is commensurate with that received by other executives at your level in the Company.

I. Compensation

You will receive the following compensation and benefits, from which the Company may withhold any amounts required by applicable law:

(i) The Company will pay you a base salary (“Base Salary”) at the rate of U.S. $350,000 per year. This Base Salary will be paid in accordance with the normal payroll practices of the Company.

(ii) In respect of each calendar year of the Company, you will be eligible to receive an annual bonus (the “Annual Bonus”) in accordance with the Company’s annual incentive compensation plan (“Plan”) with a target bonus opportunity of 75% of Base Salary. The performance objectives for your Annual Bonus with respect to each calendar year will be determined as provided for in the Plan.

(iii) You will be eligible for all benefits available generally to executives at your level.

(iv) You will be eligible for three weeks vacation annually.

II. Severance

If the Company terminates your employment without Cause, the Company will pay you an amount equal to one times your Annualized Total Compensation (as defined below), subject to the execution by you of a customary release, which amount shall be payable in equal installments over the 12-month period (“Severance Period”) following the date your employment with the Company is terminated (“Termination Date”). Medical, dental and vision insurance programs which are available to you as of your Termination Date shall be available under COBRA for a period of 18 months following your Termination Date in accordance with the terms of the relevant benefit plans, as they may change from time to time. Your COBRA coverage, once elected, will be subsidized to the rate of an active employee for the length of your Severance Period, but in no event will exceed 18 months. Your short-term and long-term disability, group life insurance and accidental death and dismemberment insurance end on your Termination Date.

“Annualized Total Compensation” means Base Salary plus Annual Bonus (at the target level) for one year at the rate in effect immediately before the Termination Date.

“Cause” means (i) your willful and continued failure to perform substantially your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such failure subsequent to your being delivered a notice of termination without Cause) after a written demand for substantial performance is delivered to you by the Group President, the Chief Executive Officer, or the Board that identifies the manner in which you have not performed your duties, (ii) your willful engaging in conduct which is demonstrably and materially injurious (monetarily or otherwise) to the business, reputation, character or community standing of the Company, (iii) conviction of or the pleading of nolo contendere with regard to a felony or any crime involving fraud, dishonesty or moral turpitude, or (iv) a refusal or failure to attempt in good faith to follow the written direction of the Group President, the Chief Executive Officer, or the Board (provided that such written direction is consistent with your duty and station) promptly upon receipt of such written direction. For the purposes of this definition, no act or failure to act by you shall be considered “willful” unless done or omitted to be done by you in bad faith and without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of the Company’s principal outside counsel shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. Notwithstanding the foregoing, the Company shall provide you with a reasonable amount of time, after a notice and demand for substantial performance is delivered to you, to cure any such failure to perform, and if such failure is so cured within a reasonable time thereafter, such failure shall not be deemed to have occurred.

In the event of any termination of your employment, you agree to resign from such offices and directorships, if any, of the Company that you may hold from time to time. Your rights of indemnification under the Company’s organizational documents, any plan or agreement at law or otherwise and your rights thereunder to director’s and officer’s liability insurance coverage for, in both cases, actions as an officer of the Company shall survive any termination of your employment.

Notwithstanding anything to the contrary in this Section II, if any installment payment or continuation of benefit constitutes a deferral of compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(1) of the Code, then no such payment or continuation of benefit shall be made or occur until the earliest of: (i) six months and one day after your Termination Date, (ii) the occurrence of a “change in control” within the meaning of Section 409A of the Code, (iii) your death, (iv) the occurrence of your disability within the meaning of Section 409A of the Code, (iv) any other date permitted under Section 409A(a)(2) and (a)(3) of the Code, and (vi) any other date permitted by the Internal Revenue Service or U.S. Department of Treasury in its interpretation of Section 409A of the Code.

III. Restrictive Covenants

You and Donnelley recognize that due to the nature of your employment and relationship with Donnelley, you will have access to and develop confidential business information, proprietary information, and trade secrets relating to the business and operations of Donnelley and its affiliates. You acknowledge that such information is valuable to the business of Donnelley and its affiliates, and that disclosure to, or use for the benefit of, any person or entity other than Donnelley or its affiliates, would cause substantial damage to Donnelley. You further acknowledge that your duties for Donnelley include the opportunity to develop and maintain relationships with Donnelley customers, employees, representatives and agents on behalf of Donnelley; and that access to and development of those close relationships with Donnelley customers render your services special, unique and extraordinary. In recognition that the good will and relationships described herein are assets and extremely valuable to Donnelley, and that loss of or damage to those relationships would destroy or diminish the value of Donnelley, you agree as follows:

In consideration of the covenants and agreements of the Company herein contained, the payments to be made by the Company pursuant to this Agreement, the positions of trust and confidence you occupy and have occupied with the Company and the information of a highly sensitive and confidential nature obtained as a result of such positions, you agree that, from the date of your separation for any reason, including termination by Donnelley with or without Cause, and for 12 months thereafter, you will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, worldwide, engage in any business which is competitive with the business of Donnelley.

You also recognize that Donnelley’s relationship with the customer or customers you serve, and with other employees, is special and unique, based upon the development and maintenance of good will resulting from the customers’ and other employees’ contacts with Donnelley and its employees, including you. As a result of your position and customer contacts, you recognize that you will gain valuable information about (i) Donnelley’s relationship with its customers, their buying habits, special needs, purchasing policies, (ii) the skills, capabilities and other employment-related information about Donnelley employees, and (iii) other matters which you would not otherwise know and which is not otherwise readily available. Such knowledge is essential to the business of Donnelley and you recognize that if your employment terminates, Donnelley will be required to rebuild that customer relationship to retain the customer’s business. You recognize that during a period following termination of your employment, Donnelley is entitled to protection from your using the information and customer and employee relationships with which you have been entrusted by Donnelley during your employment.

You shall not, while employed by Donnelley and for a period of 12 months from the date of termination of your employment with Donnelley for any reason, including termination by Donnelley with or without Cause, directly or indirectly, either on your own behalf or on behalf of any other person, firm or entity, solicit or provide services which are the same as or similar to the services Donnelley provided or offered while you were employed by Donnelley to any customer or prospective customer of Donnelley (i) with whom you had direct contact in the course of your employment with Donnelley or about whom you learned confidential information as a result of your employment with Donnelley or (ii) with whom any person over whom you had supervisory authority at any time had direct contact during the course of his or her employment with Donnelley or about whom such person learned confidential information as a result of his or her employment with Donnelley.

You shall not while employed by Donnelley and for a period of two years from the date of termination of my employment with Donnelley for any reason, including termination by Donnelley with or without Cause, either directly or indirectly solicit, induce or encourage any Donnelley employee(s) to terminate their employment with Donnelley or to accept employment outside of Donnelley, nor shall you cooperate with any others in doing or attempting to do so. As used herein, the term “solicit, induce or encourage” includes, but is not limited to, (a) initiating communications with a Donnelley employee relating to possible employment, (b) offering bonuses or additional compensation to encourage Donnelley employees to terminate their employment with Donnelley and accept employment outside of Donnelley, or (c) referring Donnelley employees to outside agents or recruiters.

You are prohibited from, at any time during your employment with the Company or thereafter, disclosing or using any Confidential Information for your benefit or any other person or entity, unless directed or authorized in writing by the Company to do so, until such time as the information becomes generally known to the public without your fault. “Confidential Information” means information (i) disclosed to or known by you as a consequence of your employment with the Company, (ii) not generally known to others outside the Company, and (iii) that relates to the Company’s marketing, sales, finances, operations, processes, methods, techniques, devices, software programs, projections, strategies and plans, personnel information, industry contacts made during your employment, and customer information, including customer needs, contacts, particular projects, and pricing. These restrictions are in addition to any confidentiality restrictions in any other agreement you may have signed with the Company.

If you accept employment with any future employer during the time period that equals the greater of one year following the date of termination and the Severance Period (regardless of whether you actually receive severance benefits during that period), you will deliver a copy of this Agreement to such employer and advise such employer concerning the existence of your obligations under this Agreement.

By execution of this Agreement, you acknowledge and agree that the Company would be damaged irreparably if any provision under this Section III were breached by you and money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors or permitted assigns in order to protect its interests, shall pursue, in addition to other rights and remedies existing in its favor, an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). With respect to such enforcement, the Company shall be entitled to recover from you any and all attorneys’ fees, costs and expenses incurred by or on behalf of the Company in enforcing or attempting to enforce any provision under this Section III or any of the Company’s other rights under this Agreement.

IV. General

You acknowledge and agree that the provisions of this Agreement, including Section III, are reasonable and valid in geographic, temporal and subject matter scope and in all other respects, and do not impose limitations greater than are necessary to protect the goodwill, Confidential Information and other business interests of the Company. If any court subsequently determines that any part of this Agreement, including Section III, is invalid or unenforceable, the remainder of the Agreement shall not be affected and shall be given full effect without regard to the invalid portions. Further, any court invalidating any provision of this Agreement shall have the power to revise the invalidated provisions such that the provision is enforceable to the maximum extent permitted by applicable law.

If you breach this Agreement or any other agreement you have signed with the Company, the Company may, in its complete discretion, stop making any of the payments provided for in this Agreement.

The Company will provide you with the same indemnification provisions and Directors and Officers insurance as that which is provided to other executives at your level.

You shall not be eligible for the severance benefits set forth in Section II above if you are or become covered under a different individually negotiated arrangement providing for severance benefits. If, upon ultimate termination of employment, the separation pay for which you would be eligible under the R.R. Donnelley & Sons Company Separation Pay Plan applicable to employees generally, if any, would be greater than the separation pay payable under to this Agreement, then your separation pay shall be increased to correspond to the pay you would have been eligible for under such Plan. To avoid duplicate payments, if you are eligible to receive severance under this Agreement, you hereby waive any payments under the R.R. Donnelley & Sons Company Separation Pay Plan.

Any controversy arising out of or relating to this Agreement or the breach of this Agreement that cannot be resolved by you and the Company, including any dispute as to the calculation of any payments hereunder, and the terms of this Agreement, shall be determined by a single arbitrator in New York, New York, in accordance with the rules of JAMS; provided, however, that either party may seek preliminary injunctive relief to maintain or restore the status quo pending a decision of the arbitrator, and the parties consent to the exclusive jurisdiction of the courts of the State of Delaware or the Federal courts of the United States of America located in the District of Delaware in connection therewith. The decision of the arbitrator shall be final and binding and may be entered in any court of competent jurisdiction. The arbitrator may award the party he determines has prevailed in the arbitration any legal fees and other fees and expenses that may be incurred in respect of enforcing its respective rights.

This Agreement shall at all times be governed by and construed in accordance with the internal laws (as opposed to the conflict of law provisions) and decisions of the State of Delaware as applied to agreements executed in and to be fully performed within that State. This Agreement may be executed in counterparts. Any notice or request required or permitted to be given hereunder shall be sufficient if in writing and deemed to have been given if delivered personally or sent by certified mail, return receipt requested, to you at the address above, and to the Company at its Corporate Headquarters (Attn: Corporate Secretary). This Agreement shall constitute the entire agreement between the parties with respect to the subject matter contained herein. This Agreement may not be changed or amended orally, but only in writing signed by both parties. The failure of either party hereto to enforce at any time any provision of this Agreement shall not be construed as a waiver of such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

If the foregoing terms and conditions are acceptable and agreed to by you, please sign on the line provided below to signify such acceptance and agreement and return the executed copy to Lorien Gallo, Group EVP, Human Resources.

Very truly yours,

R.R. Donnelley & Sons Company

By:	/s/ Thomas J. Quinlan
Thomas J. Quinlan III
Group President, RR Donnelley Global Services and CFO

Agreed to this 7th day
of February, 2007:

/s/ Miles McHugh
Miles McHugh